Exhibit 99.1

News about Refac
Contact:	Raymond A. Cardonne
201-585-0600
Fax:	201-585-2020
E-mail:	cardonne@refac.com
Web site:	www.refac.com

REFAC REPORTS THIRD QUARTER RESULTS

Fort Lee, New Jersey, November 12, 2004 - Refac (AMEX: REF) today reported that it had net income for the third quarter of 2004 of $131,000 or $0.02 per share, on a diluted basis, consisting of net income from continuing operations of $126,000 on revenues of $519,000 and income, net of tax, from discontinued operations of $5,000. During the comparable period in 2003, the Company had a net loss of $92,000 or a loss of $0.01 per share, on a diluted basis, consisting of a net loss from continuing operations of $96,000 on revenues of $346,000 and income, net of tax, from discontinued operations of $4,000.

Revenues for the three months ended September 30, 2004 were $519,000, a $173,000 increase from the same period of 2003. The increase was due to higher revenues from licensing-related activities of $123,000, primarily from the Company's agreement with Patlex Corporation, and from $50,000 of revenue from related party consulting services which were initiated in the fourth quarter of 2003.

General and administrative expenses were $185,000 lower in the third quarter of 2004 as compared to 2003. This reduction is primarily the result of a decrease in management incentive compensation of $277,000, offset by increases in other expenses aggregating $92,000.

For the nine months ended September 30, 2004, the Company reported a net loss of $77,000 or a loss of $0.01 per share, on a diluted basis, which consists of a net loss from continuing operations of $87,000 and income, net of tax, from discontinued operations of $10,000. During the same period in 2003, the Company reported a net loss of $1,422,000 or a loss of $0.27 per share, on a diluted basis, which consists of a net loss from continuing operations of $1,454,000 and income, net of tax, from discontinued operations of $32,000.

    Revenues for the nine months ended September 30, 2004 were $1,413,000, a $73,000 increase from the same period of 2003. The increase was due to $145,000 of revenue from related party consulting offset by a $72,000 decrease in revenues from licensing-related activities, primarily from the termination of the Company's agreement with OXO International at the end of 2003.

    General and administrative expenses decreased by $1,826,000 in the nine month period ended September 30, 2004 as compared to the previous year. This reduction is primarily the result of the absence in the first nine months of 2004 of certain non-recurring expenses that were incurred in the first nine months of 2003, such as merger-related costs of $484,000 and accelerated depreciation of leasehold improvements associated with a reduction of the Company’s leased premises in Edgewater, New Jersey of $273,000, and decreases in management incentive compensation of $1,208,000 and professional fees of $193,000. Partially offsetting the decline in expenses was the amortization of $300,000 in executive search firm retainer fees and amounts payable under the Retirement Agreement with the Company’s founder and former chief executive officer of $75,000.

Commenting on the status of the Company’s acquisition search, Refac Chairman Melvin Meskin stated that, “At the end of January, we announced that we were focusing our acquisition efforts on opportunities in the asset management sector of the financial services industry and had retained an executive search firm to identify opportunities in this segment and to recruit individuals and/or teams within the industry to join our Company and build this business.  While this search is ongoing, we have expanded our efforts by engaging a second search firm, with a specific mandate in the mid-cap equity class.”

Refac
Operating Results
(UNAUDITED)

	Three Months Ended September 30,
	2004	2003
Total revenues	$519,000	$346,000
Net income (loss) from continuing operations	$126,000	$(96,000)
Income from discontinued operations, net of taxes	$5,000	$4,000
Net income (loss)	$131,000	$(92,000)
Diluted income (loss) per share from continuing operations	$0.02	$(0.01)
Income (loss) per diluted share from discontinued operations	$0.00	$0.00
Net income (loss) per diluted share	$0.02	$(0.01)
Number of diluted weighted average shares outstanding	6,996,963	6,983,393

	Nine Months Ended September 30,
	2004	2003
Total revenues	$1,413,000	$1,340,000
Net loss from continuing operations	$(87,000)	$(1,454,000)
Income from discontinued operations, net of taxes	$10,000	$32,000
Net loss	$(77,000)	$(1,422,000)
Diluted loss per share from continuing operations	$(0.01)	$(0.28)
Income per diluted share from discontinued operations	$0.00	$0.01
Net loss per diluted share	$(0.01)	$(0.27)
Number of diluted weighted average shares outstanding	6,991,678	5,290,402

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CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS

This News Release includes certain statements of the Company that may constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are made pursuant to the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information relating to the Company are based upon the beliefs of management and assumptions made by and information currently available to the Company. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events, or performance, as well as underlying assumptions and statements that are other than statements of historical fact, including statements regarding the Company’s acquisition plans. When used in this document, the words “expects,” “anticipates,” “estimates,” “plans,” “intends,” “projects,” “predicts,” “believes,” “may” or “should,” and similar expressions, are intended to identify forward-looking statements. These statements reflect the current view of the Company's management with respect to future events. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance, or achievements that may be expressed or implied by such forward-looking statements, including, but not limited to, the Company’s ability to make suitable acquisitions in the asset management sector of the financial services industry and/or to recruit qualified individuals or teams within the industry to join the Company and build this business. More information regarding these factors is included in the Company’s 2003 Annual Report on Form 10-K.

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